Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation and subsidiaries (the Company) of our reports dated February 26, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of the Company.

Description	Registration Statement No.	Description
S-8	333-185992	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-185987	Liberty Media 401(k) Savings Plan
S-8	333-190018	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan
S-8	333-190016	Liberty Media Corporation 2013 Incentive Plan
S-8	333-197588	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-197589	Liberty Media 401(k) Savings Plan
S-8	333-197590	Liberty Media Corporation 2013 Incentive Plan, as amended
S-8	333-197591	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan, as amended

/s/ KPMG LLP

Denver, Colorado
February 26, 2015